EXHIBIT 10.49
The Goldman Sachs Group, Inc.
Signature Card For 2006 Year-End Awards
and the Mellon Custody Account and Consent to Receive Electronic Delivery
IMPORTANT: PLEASE REVIEW, EXECUTE AND RETURN THIS FORM TO: EQUITY COMPENSATION, 180 MAIDEN LANE, 24TH FLOOR, NEW YORK, NY 10038. YOU MUST PROPERLY EXECUTE THIS FORM TO ACKNOWLEDGE ACCEPTANCE OF THE TERMS AND CONDITIONS OF YOUR AWARD AND RELATED MATTERS.
1. I have received and agree to be bound by The Goldman Sachs Amended and Restated Stock Incentive Plan (the “SIP”) and the Award Agreement(s) applicable to me in connection with the 2006 Year-End Award(s) (the “Award(s)”) that I have been granted by the Firm (as defined below). I confirm that I have accepted the Award(s) subject to the terms and conditions contained in the SIP and the Award Agreement(s), including but not limited to, the requirement that disputes relating to the Award(s) and the Award Agreement(s) be decided through arbitration in New York City and be governed by New York law.
As a condition of this grant, I understand that the Award(s) (as well as any other award that the Firm may grant to me under the SIP) is/are subject to other governing law provisions (as outlined in this signature card, in the current or otherwise then current Award Summary (as defined below) or otherwise as may be required under applicable law) and, as a condition to receiving such awards, I agree to be bound thereby. I also understand that the Firm may grant to me other awards under the SIP that also may contain (among other terms and conditions) arbitration and other governing law provisions and, as a condition to receiving such awards, I agree to be bound thereby. As a condition of this grant, I agree to provide upon request an appropriate certification regarding my U.S. tax status on Form W-8BEN, Form W-9, or other appropriate form, and I understand that failure to supply a required form may result in the imposition of backup withholding on payments on Common Stock I receive pursuant to this grant.
Further, as a condition of this grant, if I am a person who has worked in the United Kingdom at any time during the earnings period relating to any Award, as determined by the Firm, when requested and as directed by the Firm, I will agree to a Joint Election under s431 ITEPA 2003 of the laws of the United Kingdom for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pension) Act 2003 under the laws of the United Kingdom and will sign and return such election in respect of all future deliveries of shares underlying the Award(s) and any previous grants made to me under the SIP and understand that the Firm intends to meet its delivery obligations in shares with respect to my Award(s), except as may be prohibited by law or described in the accompanying Award Agreement or supplementary materials.
If I have worked in Switzerland at any time during the earnings period relating to the Award(s) granted to me as determined by the Firm, (i) I acknowledge that my Award(s) are subject to tax in accordance with the rulings and method of calculation of taxable values to be agreed by the Firm with the Federal and/or Zurich/Geneva cantonal/communal tax authorities or as otherwise directed by the Firm, and (ii) I hereby agree to be bound by any rulings agreed by the Firm in respect of any Award(s), which is expected to result in taxation at the time of delivery of shares (or cash or other property in lieu thereof), and (iii) I undertake to declare and make a full and accurate income tax declaration in respect of my Award(s) in accordance with the above ruling or as directed by the Firm.
2. I have read and understand the Firm’s “Notice Period Policy for Recipients of Year-End Equity-Based Awards for Fiscal 2006 Onwards” (the “Notice Policy”), pursuant to which I am required to provide certain specified advance notice of my intent to leave employment with the Firm. I understand that in executing this form, I will be agreeing to provide my employing entity with advance notice of my voluntary intention to leave employment with the Firm as follows:
•	In the Americas, Japan and Asia Ex-Japan (excluding India): 60 days in advance of my termination date

•	In Europe, the Middle East, Africa and India: 90 days in advance of my termination date and that, where applicable (see the provisions in the Award Summary), this change to my notice period constitutes a permanent change to my terms and conditions of employment. I agree to this change in consideration of my continued employment with the Firm and my receipt of the Award(s), and I agree to be bound by the Notice Policy as in effect from time-to-time.
I understand that the Firm will provide me with the same notice, subject to local law. I acknowledge that the agreement concerning my notice period is being made for and on behalf of my Goldman Sachs employing entity, and that implementation of the Notice Policy does not create an employment relationship between me and The Goldman Sachs Group, Inc.
In certain jurisdictions (for example the United States), the Firm may have the right unilaterally to waive or reduce the notice period otherwise applicable to me and consider my termination of employment effective on such earlier date as may be determined by the Firm, and that I will not be entitled to any wages or benefits after such earlier date.
I understand that unless the notice period is waived by agreement or unilaterally as set out above, or I have exercised a statutory right to make a payment in lieu of my notice period, I will be paid my base salary and will continue to receive all mandatory benefits during the notice period. I understand and agree that during my notice period I may (subject to any local laws to the contrary) be required to remain away from the Firm’s offices, and/or be removed from any assigned duties or assigned to other suitable duties during my notice period.

I understand and agree that if I fail to give the full amount of notice as set out above, or to comply in any respect with the Notice Policy, I will have failed to meet an obligation I have under an agreement with the Firm, as a result of which the Firm may have certain rights and I may be subject to certain legal and equitable rights and remedies, including, without limitation, the forfeiture of the Award(s) and any other awards granted to me (whether before or after the Award(s)) under the SIP. The forfeiture of such Award(s) will also apply where I fail to give the full amount of notice by exercising any right I may have under applicable legislation to make a payment in lieu of such notice. I also understand and agree that, if I fail to comply with the Notice Policy, the Firm may be entitled to an injunction from a court restraining me from violating it.
I understand that, for employees of Archon Group, L.P., the Notice Policy applies only to Senior Executives.
3. I have read and understand the Firm’s hedging and pledging policies (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and agree to be bound by them (with respect to the Award(s) and any prior awards under the SIP), both during and following my employment with the Firm.
4. If a custody account is required, I request that Mellon Bank, N.A. (“Mellon Bank”) open a custody account for me as described in the enclosed Custody Agreement among Mellon Bank, The Goldman Sachs Group, Inc., and myself. I have received and agree to be bound by the Custody Agreement (or any other such custody agreement previously entered into by me or on my behalf), including the applicable restrictions on transfers, pledges and withdrawals of Common Stock, the provisions permitting the Firm to monitor my custody account, and the limitations on the liability of Mellon Bank and the Firm.
5. If the Firm advanced or loaned me funds to pay certain taxes (including income taxes and Social Security, or similar contributions) in connection with the Award(s) (or does so in the future), and if I have not signed a separate loan agreement governing repayment, I authorize the Firm to withhold from my compensation any amounts required to reimburse it for any such advance or loan.
I understand and agree that, if I leave the Firm, I am required immediately to repay any outstanding amount. I further understand and agree that the Firm has the right to offset any outstanding amounts that I then owe the Firm against its delivery obligations under the Award(s) or against any other amounts the Firm then owes me.
6. If I am an individual with separate employment contracts (at any time during and/or after the Firm’s 2006 fiscal year), I acknowledge and agree that the Firm may, in its sole discretion, require that I provide funds for a reserve which shall be provided, at my option, either by the Firm executing a sale of such number of shares that may be deliverable in respect of the Award(s) (or any other of my awards outstanding under the SIP) or by me remitting such cash amount, in each case as the Firm determines is advisable or necessary in connection with any actual, anticipated or possible tax consequences related to my separate employment contracts.
7. In connection with any Award Agreement or other interest I may receive in the SIP or any shares of Common Stock of The Goldman Sachs Group, Inc. that I may receive in connection with the Award(s) or any award I have previously received or may receive, I hereby consent to the receipt in electronic form at my email address maintained at Goldman Sachs or via Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, at such other email address as I may specify, or via such other electronic means as the Firm and I may agree) all notices and information that the Firm is required by law to send to me in connection therewith including, without limitation, any document (or part thereof) constituting part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, the information contained in any such document and any information required to be delivered to me under Rule 428 of the U.S. Securities Act of 1933, including, for example, the annual report to security holders or the annual report on Form 10-K of The Goldman Sachs Group, Inc. for its latest fiscal year, and that all prior elections that I may have made relating to the delivery of any such document in physical form are hereby revoked and superseded. I agree to check Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, such other electronic site as the Firm and I may agree) periodically as I deem appropriate for any new notices or information concerning the SIP. I understand that I am not required to consent to the receipt of such documents in electronic form in order to receive the Award(s) and that I may decline to receive such documents in electronic form by contacting Equity Compensation, 180 Maiden Lane, 24th Floor, New York, NY 10038, telephone (212) 357-1444, which will provide me with hard copies of such documents upon request. I also understand that this consent is voluntary and may be revoked at any time on three business days’ written notice.

8. I hereby acknowledge that I have received in electronic form in accordance with my consent in paragraph 7 the following documents:
•	The Goldman Sachs Amended and Restated Stock Incentive Plan;

•	Summary of The Goldman Sachs Amended and Restated Stock Incentive Plan;

•	Custody Agreement with Mellon Bank;

•	The 2005 Annual Report for The Goldman Sachs Group, Inc.;

•	The annual report on Form 10-K for The Goldman Sachs Group, Inc. for the fiscal year ended November 25, 2005, filed with the Securities Exchange Commission on February 7, 2006;

•	The Award Agreement(s); and

•	Summaries of the Award(s) (“Award Summary”).
9. I expressly authorize any appropriate representative of the Firm to make any notifications, filings or remittances of funds that may be required in connection with the SIP on my behalf. Further, if I am an employee who is resident in South Africa at the time of share acquisition, by accepting my Award(s), I expressly authorize any appropriate representative of the Firm to make the required notification on my behalf to the Reserve Bank of South Africa (or its authorized dealer) in relation to any acquisition of shares for no consideration under the SIP. I acknowledge that any such authorization is effective from the date of acceptance of my Award(s) until such time as I expressly revoke the authorization by written notice to any appropriate representative of the Firm. I understand that this authorization does not create any obligation on the Firm to deal with any such notifications, filings or remittances of funds that I may be required to make in connection with the SIP and I accept full responsibility in this regard.
Consent to Data Collection, Processing and Transfers:

I understand and agree that in connection with the SIP and any other Firm benefit plan (the “Programs”), to the extent permitted under the laws of the applicable jurisdiction, the Firm may collect and process various data that is personal to me, including my name, address, work location, hire date, Social Security or Social Insurance or taxpayer identification number (required for tax purposes), type and amount of SIP or other benefit plan award, citizenship or residency (required for tax purposes) and other similar information reasonably necessary for the administration of such Programs (collectively referred to as “Information”) and provide such Information to its affiliates and Mellon Bank (and its affiliates) or any other service provider, whether in the United States or elsewhere, as is reasonably necessary for the administration of the Programs and under the laws of these jurisdictions. I understand that, in certain circumstances, foreign courts, law enforcement agencies or regulatory agencies may be entitled to access the Information. I understand that, unless I explicitly authorize otherwise, the Firm, its affiliates and its service providers (through their respective employees in charge of the relevant electronic and manual processing) will use this Information only for purposes of administering the Programs. I understand that, in the United States and in other countries to which such Information may be transferred for the administration of the Programs, the level of data protection is not equivalent to data protection standards in the member states of the European Union. I understand that, upon request, to Equity Compensation, 180 Maiden Lane, 24th Floor, New York, NY 10038, telephone (212) 357-1444, to the extent required under the laws of the applicable jurisdiction, I may have access to and obtain communication of the Information and may exercise any of my rights in respect of such Information, including objecting to the processing of the Information and requesting that the Information be corrected (if wrong), completed or clarified (if incomplete or equivocal), or erased (if cannot legally be collected or kept). Upon request, to the extent required under the laws of the applicable jurisdiction, Equity Compensation will also provide me, free of charge, with a list of all the service providers used in connection with the Programs at the time of request. I understand that, if I refuse to authorize the use and transfer of the Information consistent with the above, I may not benefit from the Programs. I authorize the use and transfer of the Information consistent with the above for the period of administration of the Programs. In particular, I authorize (within the limits described above): (i) the data processing by the Firm (which means The Goldman Sachs Group, Inc. and its subsidiaries and affiliates); (ii) the data processing by Mellon Bank and its affiliates; (iii) the data processing by the Firm’s other service providers; and (iv) the data transfer to the United States and other countries.

Other Legal Notices:
FOR ARGENTINA EMPLOYEES ONLY
This is a private offer. It is not subject to the supervision of the Comision Nacional de Valores (CNV) or any other governmental authority in Argentina.
FOR AUSTRALIA EMPLOYEES ONLY
“This document is provided for your information only. This document does not constitute an offer of securities. Your individual offer of participation will be given to you directly with a printed copy of the disclosure document.”
FOR BRAZIL EMPLOYEES ONLY
Please note that the offer of an award under the SIP does not constitute a public offer in Brazil, and therefore it is not subject to registration with the Brazilian authorities.
According to Brazilian regulations, individuals resident in Brazil must inform the Central Bank of Brazil yearly the amounts of any nature, the assets and rights (including cash and other deposits) held outside of the Brazilian territory. Please consult your own legal counsel on the terms and conditions for presentation of such information.
FOR THE PEOPLE’S REPUBLIC OF CHINA EMPLOYEES ONLY
All documentation in relation to the Award is intended for your personal use and in your capacity as an employee of the Firm (and/or its affiliate) and is being given to you solely for the purpose of providing you with information concerning the Award which the Firm may grant to you as an employee of the Firm (and/or its affiliate) in accordance with the terms of the SIP, this documentation and the applicable Award Agreement(s). The grant of the Award has not been and will not be registered with the China Securities Regulatory Commission of the People’s Republic of China pursuant to relevant securities laws and regulations, and the Award may not be offered or sold within the mainland of the People’s Republic of China by means of any of the documentation in relation to the Award through a public offering or in circumstances which require a registration or approval of the China Securities Regulatory Commission of the People’s Republic of China in accordance with the relevant securities laws and regulations.
FOR FRANCE EMPLOYEES ONLY
Disclaimer:
The current transaction is not covered by any prospectus which is the subject of the AMF’s approval. Grantees can only receive this award for their own account (“compte propre”) in the conditions laid down by articles D. 411-1, D. 411-2,
D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code. Any direct or indirect dissemination into the public of the financial instruments acquired can only take place within the conditions of articles L. 411-1,
L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.
Avertissement:
La présente opération ne donne pas lieu à un prospectus soumis au visa de l’Autorité des marchés financiers. Les investisseurs qui y participent ne peuvent le faire que pour compte propre dans les conditions fixées par les articles D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 et D. 764-1 du Code monetaire et financier. La diffusion, directe ou indirecte, dans le public des instruments financiers ainsi acquis, ne peut être réalisée que dans les conditions prévues aux articles L. 411-1, L. 411-2, L. 412-1 et L. 621-8 à L. 621-8-3 du Code monétaire et financier.
FOR GERMANY EMPLOYEES ONLY
The Award(s) are offered to you by Goldman Sachs Group, Inc. (“GS Inc.”) in accordance with the terms of the SIP which are summarized in the Award Summary. More information about GS Inc. is available on www.gs.com. You are being offered Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and so increase your interest in the Firm’s success.
Please refer to the section entitled Shares Available for Awards in the SIP for information on the maximum number of GS Inc. shares that can be offered under the SIP. The obligation to publish a prospectus under the Prospectus Directive does not apply to the offer because of Article 4(1)(e) of that directive.

“Die Prämien werden Ihnen von der Goldman Sachs Group Inc. (“GS Inc.”) gemäß den in der Prämienübersicht aufgeführten Bestimmungen des Erwerbsplans angeboten. Weitere Informationen über GS Inc. finden Sie unter www.gs.com. Die Prämien werden Ihnen im Rahmen des Erwerbsplans angeboten, um einen zusätzlichen Anreiz darzustellen und Sie als Mitarbeiter zum Erwerb von Aktien zu ermutigen, um so Ihren Anteil am Erfolg des Unternehmens zu vergrößern. Informationen zur Anzahl der im Rahmen des Plans angebotenen GS Inc.-Aktien entnehmen Sie bitte dem Abschnitt als Prämien erhältliche Aktien im Erwerbsplan. Die Verpflichtung zur Veröffentlichung eines Emissionsprospekts gemäß der europäischen Prospektrichtlinie trifft auf Grund von Artikel 4(1)(e) dieser Richtlinie nicht auf dieses Angebot zu.”
FOR HONG KONG EMPLOYEES ONLY
WARNING:
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.
FOR INDIA EMPLOYEES ONLY
This website does not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website is not a prospectus under the applicable laws for the time being in force in India. Goldman Sachs does not intend to market, promote, invite offers for subscription or purchase of the securities of any body corporate by this website. The information provided on this website is for the record only. Any person who subscribes or purchases securities of any body corporate should consult his own investment advisers before making any investments. Goldman Sachs shall not be liable or responsible for any such investment decision made by any person.
FOR MONACO EMPLOYEES ONLY
By accepting your Award(s), you expressly renounce the jurisdiction of Monaco (and, if applicable, France) and notably the application of articles 14 and 15 of the Monaco Civil Code (and, if applicable, the French Civil Code) in connection with any dispute relating to your Award(s).
FOR RUSSIA EMPLOYEES ONLY
None of the information contained in the documents referred to in paragraph 8 of this signature card or in this signature card constitutes an advertisement of the Awards(s) in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Award(s) have not been and will not be registered in Russia and are not intended for “placement” or “public circulation” in Russia.
FOR SWEDEN EMPLOYEES ONLY
The Award(s) are offered to you by Goldman Sachs in accordance with the terms of the SIP which are summarized in the Award Summary. More information about Goldman Sachs is available on www.gs.com. You are being offered Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and so increase your interest in the Company’s success. Please refer to the section entitled Shares Available for Awards in the SIP for information on the maximum number of Goldman Sachs shares that can be offered under the SIP. The obligation to publish a prospectus under the Prospectus Directive does not apply to the offer because of Article 4(1)(e) of that directive.
FOR UK EMPLOYEES ONLY
This document is approved by Goldman Sachs International (“GSI”), Peterborough Court, 133 Fleet Street, London EC4A 2BB, which is authorized and regulated by the Financial Services Authority. The document relates to investments and investment services of The Goldman Sachs Group Inc. and other institutions, including Mellon Bank, relating to custodial and delivery operations. In some or all respects, the regulatory system applying to these entities, including any compensation arrangements and rules made under the Financial Services and Markets Act 2000 for the protection of private customers, will be different from that of the United Kingdom.
This document does not have regard to the specific investment objectives, financial situation and particular needs of any specific person who may receive it. Recipients should seek their own financial advice.
The Award(s) is/are subject to the terms and conditions set forth in the SIP and the Award Agreement. The price of shares and the income from such shares (if any) can fluctuate and may be affected by changes in the exchange rate for U.S. Dollars. Past performance will not necessarily be repeated. Levels and bases of taxation may change from time to time. Investors should consult their own tax advisers in order to understand tax consequences. The Goldman Sachs Group, Inc. has (and its associates, including GSI, may have) a material interest in the shares and the investments that are the subject of this document.

Signature:	Date:

Print Name:	Employee ID #: